Exhibit 11.2

CONSENT OF INDEPENDENT AUDITS

We consent to the use, in the Offering Statement on Form 1-A of Angel Studios 010, Inc., and the Offering Circular constituting a part thereof, of our report dated February 11, 2025 on our audit of the balance sheet of Angel Studios 010, Inc., as of December 31, 2024, and the related statement of operations, stockholders’ equity and cash flows for the period from December 16, 2024 (date of inception) through December 31, 2024 and to the reference to our firm under the heading “Experts” in the accompanying Offering Statement.

/s/ TANNER LLC

Salt Lake City, Utah

March 11, 2025